AMENDED AND RESTATED

CAPITAL CONTRIBUTION AGREEMENT

This Capital Contribution Agreement (this "Agreement") is enterned into on the date of May 18, 2024, and is amended on August 16, 2024, by and between the following parties:

Comboox DAO LLC, a limited liability company incorporated pursuant to the Wyoming Limited Liability Company Act (the "Act") and the Wyoming Decentralized Autonomous Organization Supplement (the "Supplement"), with its entity identification number as 2023-001358375 (the "Company"); and

Li Li, the sole founding member of the Company and also the author who developed and deployed ComBoox Platform (the "Contributor").

RECITALS

WHEREAS, the Contributor is the founding member of the Company and intends to invest certain intangible assets including the partial copyrights of Template Smart Contracts as his capital contribution to the Company;

WHEREAS, the Company desires to accept such capital contribution and to issue shares of the Company to the Contributor in exchange for such contribution;

WHEREAS, the Contributor has already set certain configurations in the relevant smart contracts that transfer to the Company the beneficial rights and control of the relevant intangible assets;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.      Definition

1.1. "ArbitrumOne" means the Ethereum Layer-2 public blockchain network operating under the name "ArbitrumOne", which is connected to the main net of Ethereum and uses a technology called "Optimistic Rollups" to improve the scalability and efficiency of Ethereum.

1.2. "CBP" or "ComBoox Points" means the ERC-20 token booked in Registration Center, the primary function of which is to act as the ComBoox Community's utility token to automatically calculate, collect and transfer royalties from Users of Template Contracts to the relevant intellectual properties' holder.

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1.3. "ComBoox" or "ComBoox Platform" means the company book-entry platform consisting of a core smart contract called "Registration Center" and a set of Template Contracts deployed on ArbitrumOne, which is designed for equity registration and corporate statutory books-keeping, and aims to assist users to quickly establish a legal, secure, transparent, reliable and automatic system to enable the company's stakeholders to perform legal acts related to share transactions or corporate governance in a self-service mode.

1.4. "ComBoox Community" means the open, unincorporated, loose organization of CBP holders, whose primary function is to decide, through public discussion and public voting, on whether new template contracts are suitable to be included into the ComBoox Platform as Template Contract, so as to improve or expand the functionalities thereof.

1.5. "Operating Agreement" means the Operating Agreement of the Company executed on the date of May 18, 2024, as amended and updated from time to time.

1.6. "Registration Center" means the core smart contract of ComBoox deployed on ArbitrumOne at the address as set out in Exhibit-I, which has the following primary functions:

(1) User Registration: to register users of ComBoox against their Prime Key;

(2) CBP book keeping: to record balance amount of CBP for each account holder;

(3) Document Registration: to register Template Contracts and their clone copies according to the contract address; and

(4) Royalty Collecting: to automatically transfer certain amount of CBP from the User to the copyrights' holder of the relevant Template Contracts as royalty when the User calls certain write function of the smart contracts created by cloning the Template Contracts.

1.7. "Register of Shares" means the Smart Contract adopted by the Company to automatically book and maintain the public record of Shares, i.e. the Certificate of Contribution concerned. Any creation, alteration or revocation of any Share can only be effective and legally binding to the Company and Members upon its entry into Register of Shares.

1.8. "Shares" means a Member's ownership interests and rights in the Company, which will be booked automatically in a Smart Contract called Register of Shares in form of a digital object called "Certificate of Contribution".

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1.9. "Smart Contracts" means the set of smart contracts adopted by the Company, from time to time, for automatically registering the equity shares of the Company and keeping records of corporate governance thereof, which shall be created and deployed by cloning Template Contracts.

1.10. "Template Smart Contracts" means the smart contracts adopted by the ComBoox Platform and registered in Registration Center as templates to create clone copies for its Users to deploy and use on ComBoox.

2.      Capital Contribution

2.1. Contribution. The Contributor agrees to contribute, assign, and transfer to the Company the following intangible assets (the "Contributed Assets") as his capital contribution:

(1) partial copyrights of the Template Smart Contracts within the territory of ArbitrumOne on an "AS IS" basis, so that the Company may collect royalty on those Template Smart Contracts in form of CBP as general income;

(2) owner's right to Registration Center, so that the Company may collect platform commission of ComBoox in form of CBP as general income;

(3) owner's right to Registration Center, so that the Company may determine and adjust the total supply of CBP on ArbitrumOne; and

(4) owner's right to the Smart Contract called "Fuel Tank", so that the Company may:

a. set the Fuel Tank's selling price of CBP in ETH; and

b. pick up selling revenue of CBP in ETH from Fuel Tank.

2.2. Effective Date of Contribution. The contribution of the Contributed Assets shall be effective as of the date of this Agreement or such earlier date on which the Contributor actually sets up the corresponding configurations in the relevant Smart Contract.

2.3. Further Contribution. In case the Contributor would like to contribute additional Template Smart Contracts to the Company, he may transfer to the Company the owner's right to the subject Template Smart Contracts directly in ComBoox. Unless otherwise agreed in writing, such further contribution does not need the Company issue more equity Shares as consideration to the Contributor. However, all other provisions of this Agreement shall be applicable to such Template Smart Contracts equally.

3. Issuance of Shares

3.1. Initial Shares. In exchange for the Contributed Assets, the Company agrees to issue to the Contributor the following Shares (the "Initial Shares") as consideration:

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Certificate No.	1	2	Total
Class	Class A	Class B	--
Par Value	$ 250,000	$ 50,000	$ 300,000
Paid Value	$ 250,000	$ 50,000	$ 300,000
Price of Par	$ 0.00	$ 0.00	$ 0.00
Price of Paid	$ 1.00	$ 1.00	$ 1.00
Total Value	$ 250,000	$ 50,000	$ 300,000
Voting Weight	4,000%	100%	--
Total Voting Points	100,000,000,000	500,000,000	100,500,000,000
Distribution Weight	800%	100%	--
Total Distribution Points	20,000,000,000	500,000,000	20,500,000,000

3.2. Membership Interest. The Contributor shall be admitted as a member of the Company with all the rights and obligations as set forth in the Operating Agreement.

4. Representations and Warranties

4.1. Contributor's Representations. The Contributor represents and warrants to the Company that:

(1) The Contributor is the owner of the Contributed Assets and has the right to transfer them to the Company free and clear of any liens, encumbrances, or claims;

(2) The Contributed Assets are transferred on an "AS IS" basis, and the Contributor makes no representations or warranties regarding the feasibility, security, or legal compliance of the Contributed Assets;

(3) The Contributor has the full power and authority to enter into this Agreement and to perform its obligations hereunder.

4.2. the Company's Representations. the Company represents and warrants to the Contributor that:

(1) the Company is duly organized, validly existing, and in good standing under the laws of the State of Wyoming;

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(2) the Company has the full power and authority to enter into this Agreement and to perform its obligations hereunder.

5. Indemnification and Defense

5.1. Defense of Claims. In the event of any third party challenge or claim alleging that: (1) the Contributed Assets infringe the intellectual property rights of any third party; or (2) the Contributed Assets cause any loss or damage to any entity, the Company shall be responsible for and shall pay all costs and expenses incurred in connection with such claims, including attorneys' fees, and shall retain counsel to defend against such claims.

5.2. Indemnification. The Company shall indemnify the Contributor in the event the Contributor is made a party or is threatened to be made a party to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that the Contributor is or was an author of the Contributed Assets, is or was a member, manager or agent of the Company, or is or was serving at the request of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of "no lo contendere" or its equivalent shall not, of itself, create a presumption that the Contributor did or did not act in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was lawful.

6. Miscellaneous

6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of laws principles.

6.2. Disputes Resolution. Any disputes arising from or in connection with this Agreement shall be submitted to either the United States District Court for the State of Wyoming or in a Wyoming state court where the Company's Registered Office is located. Parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.

6.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

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6.4. Amendments. This Agreement may be amended or modified only by a written agreement signed by both parties.

6.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

the Company:	Comboox DAO LLC	the Contributor:	Li Li
By:	/s/ Li Li Li Li	By:	/s/ Li Li Li Li
Title:	the Sole Founding Member

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EXHIBIT-I      Registration Center, Fuel Tank & Template Smart Contracts

Smart Contract	Abbreviation	Contract Address on ArbitrumOne
Registration Center	RC	0x57723e1Fe220173eCE2C8EE2ba7bC7BbCC147173
Fuel Tank	FT	0x0BCD2568D98ce1c3d5a12841Ccb082a77b506F09
General Keeper	GK	0xF209169827D2C8Fef1cD763EF10F93FC77A264CE
Register of Constitutions Keeper	ROCKeeper	0xcdBf780A02792CcC23afcab5Ef3aB7Ea9De14076
Register of Constitutions Keeper (v2)	ROCKeeper_2	0x92a69C71D3e94c4B05207b4ccc5fFA17Bf2eec2f
Register of Directors Keeper	RODKeeper	0x0428C6A32B2B6a2F21d7Ec82DCFACB7FEC183ab4
Board Meeting Minutes Keeper	BMMKeeper	0xA20253af91Db2464F5BA52254EF400341773c379
Board Meeting Minutes Keeper (v2)	BMMKeeper_2	0xb060a0e0D40F89cB25CcC0508745AFaC655eC0f2
Register of Members Keeper	ROMKeeper	0xF488F361BCFbEEcf8CD6e21a592859dBd939129D
General Meeting Minutes Keeper	GMMKeeper	0xf3c91bdc2e405B989B3651E6765Fed415d1cA0B8
General Meeting Minutes Keeper (v2)	GMMKeeper_2	0xc664E9507eE20CdbBe3540E070E409286DC57698
Register of Agreements Keeper	ROAKeeper	0x288644594926Af090C256c5c8E77fC577063C6cF
Register of Options Keeper	ROOKeeper	0xA383343Bd647348368D4499A17082d5c35C092c3
Register of Pledges Keeper	ROPKeeper	0xd241389D4bCd0aC4A1f7679E5283e4DC4e0fb740
Shareholders Agreement Keeper	SHAKeeper	0xa1523F33907FBB7A5119C1544a80D0d76ceb88Dc
List of Orders Keeper	LOOKeeper	0x3B393cB9d45c998E80064186d16b3676a1E81582
Register of Constitutions	ROC	0x690Dd81103Ff47837117dfB62632A4f4dD3C5ebE
Register of Constitutions (v2)	ROC_2	0xB9f656FCe0ad844b56FC9261bEaAbe513daAa763
Register of Directors	ROD	0x061E5ea6a2D419BAcbD85951fD3e8c963E5f8d2d
Meeting Minutes	MM	0x220C9F6BAF0eB53F5E50b01C832208B0BA874350
Meeting Minutes (v2)	MM_2	0x3475c348a479b77b85B476f49cFA5be4C02F1A18
Register of Members	ROM	0xeAA7F51974C1f8A549D72F56b6e9b44F3A047936
Register of Agreements	ROA	0xeD2eC0d0960ebaBC9976A77031030cd07f61cC4d
Register of Agreements (v2)	ROA_2	0x09a5a864d8268a048BdCa862DCAf0C5467669002
Register of Options	ROO	0x90179daA026e0Bd2456ed89401331EC325876491
Register of Pledges	ROP	0x5729CDf96e8Deaaf4aD213DF910Fb904CD64dfb5
Register of Shares	ROS	0x28B1f8cC6a13Fe7c3FF18ba6c289712D2d1cDC3C
List of Orders	LOO	0x01ca3A863c07547f708004cEca05108f7b43e543

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